Exhibit 99.1

Dunkin’ Brands Completes Securitization Refinancing

CANTON, Mass. (October 24, 2017) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) (the “Company”), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that it has completed its previously announced recapitalization transaction as planned, with the placement by its special purpose subsidiary (the “Master Issuer”) of a new series of $1.55 billion of securitized notes (the “2017 Notes”).

The 2017 Notes include $1.4 billion Class A-2 Senior Secured Notes (“the Senior Notes”), which consist of two tranches with anticipated repayment dates of seven years ($600 million) and ten years ($800 million). The Senior Notes will bear interest at a rate of 3.629 percent per annum for the seven year tranche and 4.030 percent per annum for the ten year tranche, payable quarterly.

The proceeds from the placement of the Senior Notes will be used to prepay and retire the Company’s outstanding 2015 A-2-I fixed rate senior secured notes (the “2015 A-2-I Notes”), to pay transaction fees and for general corporate purposes, which may include a return of capital to shareholders. The Master Issuer will use approximately $731 million of the proceeds from the transaction to prepay in full and retire the 2015 A-2-I Notes.

The 2017 Notes also include a new $150 million variable funding note facility, which replaces the Company’s existing variable funding note facility.

The Master Issuer and its subsidiaries hold or have the right to receive payments on substantially all of the Company’s revenue-generating assets and will use cash flows generated from these assets to make interest and principal payments on the 2017 Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2017 Notes or any other security. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.
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About Dunkin' Brands Group, Inc.
With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,300 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Sr. Director, IR & Competitive Intelligence
Dunkin’ Brands Group, Inc. investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.
michelle.king@dunkinbrands.com
781-737-5200